Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of our report dated April 19, 2006 relating to the combined financial statements of the Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates (predecessor) for the six months ended June 30, 2005 and the year ended December 31, 2004, which appears in Rosetta Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 22, 2007